Exhibit 99.1

FOR IMMEDIATE RELEASE

COMPANY CONTACTS:
Robert Low                                Bob Bannon
Vice President, Finance & Acting CFO      Senior Director, Investor Relations
Advancis Pharmaceutical Corp.             Advancis Pharmaceutical Corp.
(301) 944-6690                            (301) 944-6710
rlow@advancispharm.com                    rbannon@advancispharm.com

               ADVANCIS PHARMACEUTICAL REPORTS FOURTH QUARTER AND
                             FULL YEAR 2005 RESULTS

   Company's Adult Amoxicillin PULSYS Phase III Trial Enrollment on Schedule;
      Keflex Antibiotic Product Sales Increase to $1.6 Million in Quarter;
             Phase III Trial Results Expected in Third Quarter 2006

GERMANTOWN, MD. - February 9, 2006 - Advancis Pharmaceutical Corporation (NASDAQ: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced financial and operational results for the quarter and fiscal year ended December 31, 2005.

Advancis reported fourth quarter 2005 revenue of $1.6 million, compared to revenue of $7.4 million in the third quarter of 2005 and $7.1 million in the fourth quarter of 2004. Full year 2005 revenue totaled $16.8 million, an increase of 48 percent from full year 2004 revenue of $11.4 million. Product sales from the Company's Keflex(R) antibiotic were $1.6 million in the fourth quarter, up from $1.2 million in the third quarter of 2005 and $1.3 million in the fourth quarter of 2004.

Advancis reported research and development (R&D) expenses in the fourth quarter of $6.3 million, compared to third quarter 2005 R&D expenses of $10.0 million and fourth quarter 2004 R&D expenses of $10.0 million. For the full year of 2005, R&D expenses totaled $39.7 million, compared to $33.6 million during the full year of 2004.

Total expenses for the fourth quarter of 2005 were $8.3 million, down from $13.6 million in the third quarter of 2005 and $12.9 million in the fourth quarter of 2004. For the full year of 2005, total expenses were $50.8 million, compared to $46.0 million during the full year of 2004.

Net loss was $6.4 million for the fourth quarter, compared to a net loss of $5.9 million in the third quarter of 2005 and a net loss of $5.7 million in the fourth quarter of 2004. Net loss per share applicable to common stockholders during the fourth quarter of 2005 was ($0.22), compared to a net loss per share of ($0.20) in the prior quarter, and a net loss per share of ($0.25) in the comparable quarter of last year. Net loss per share applicable to common stockholders for 2005 was ($1.20) compared to a net loss per share of ($1.50) in 2004. As of December 31, 2005, cash, cash equivalents and marketable securities totaled $29.0 million.

"We are very excited about our prospects as we enter 2006," stated Edward M. Rudnic, Ph.D., president and CEO of Advancis. "We believe that new Keflex products that have already been filed for FDA approval have the potential to contribute a significant amount of non-dilutive cash to the Company. Most importantly, we look forward to announcing our adult Amoxicillin PULSYS Phase III trial results expected in the third quarter of this year. If the trial is successful, we expect to file an NDA for the product by early 2007."

OPERATIONAL HIGHLIGHTS
----------------------

Amoxicillin PULSYS Phase III Trial
----------------------------------
Advancis' Phase III clinical trial designed to support product approval for Amoxicillin PULSYS for the treatment of adolescents and adults with acute pharyngitis and/or tonsillitis due to Group A streptococcal infections is currently enrolling on schedule. Advancis' adolescent and adult pivotal trial is designed as at least a 600-patient, double-blind, double-dummy, non-inferiority Phase III trial and is being conducted in 50 investigator sites across the U.S. and Canada.

The study began November 15, 2005, and has enrolled a total of 255 patients through February 8, 2006. Advancis expects the enrollment to continue through May and to publicly report top-line results in the third quarter of 2006. If successful, Advancis expects to file a 505(b)(2) New Drug Application (NDA) with the Food and Drug Administration (FDA) for the product candidate by year-end 2006 or early 2007.

Product Sales - Keflex(R) (cephalexin capsules, USP)
----------------------------------------------------
Advancis reported net Keflex sales of $1.6 million in the fourth quarter of 2005, up from $1.3 million in the fourth quarter of 2004, and a total of $4.8 million in net sales during the full year of 2005. In the prior year, the Company reported net Keflex sales of $2.4 million during the second half of 2004
- the Company's first six months of selling the product.

In early January 2006, Advancis announced that its potential sale of the U.S. rights to the Keflex brand of cephalexin was not completed. Advancis has retained an initial non-refundable $1 million deposit from the potential buyer and stated its intention not to seek other possible buyers and to retain its Keflex assets.

Advancis intends to pursue development of new Keflex line extension products and to seek partners to assist in the marketing and sale of its Keflex products. The Company filed a supplemental NDA for the new products with the FDA on December 20, 2005. If the NDA is accepted for filing by the FDA on February 18, 2006, Advancis expects to have a Prescription Drug User Fee Act (PDUFA) target action date by the end of April 2006. If the FDA approves the application, the Company would expect total Keflex product sales to increase significantly.

Keflex PULSYS Product Development
---------------------------------
During the fourth quarter of 2005, Advancis conducted an initial Phase I study for the development of a once-a-day Keflex product utilizing the Company's proprietary PULSYSTM technology. Advancis' once-daily Keflex PULSYS product candidate is designed to increase the convenience of cephalexin therapy, which is currently dosed two to four times daily for a period of seven to 14 days. There is currently no once-daily cephalexin product approved for marketing in the United States.

FINANCIAL DETAILS
-----------------

o Total revenue was $1.6 million in the fourth quarter of 2005, resulting entirely from net Keflex product sales. Advancis revenue totaled $7.4 million in the prior quarter and totaled $16.8 million for the full year of 2005, consisting of Keflex product sales and revenue recognized under the Company's prior collaboration with Par Pharmaceutical Companies for Amoxicillin PULSYS. The Company generated revenue of $11.4 million in the full year of 2004.

o Operating expenses. Fourth quarter research and development expenses, primarily consisting of salaries, stock-based compensation, and related expenses for personnel and the costs of the Company's clinical trials and research initiatives, were $6.3 million, down from $10.0 million in the previous quarter and $10.0 million in the fourth quarter of 2004. Decreased R&D expenses in the fourth quarter of 2005 primarily were due to a decrease in sequential clinical trial expenses and a reduction in R&D personnel costs resulting from the Company's reduction-in-force effected in July 2005. The workforce reduction was undertaken following the announcement that the Company's prior Phase III trials for Amoxicillin PULSYS in adults and pediatrics failed to achieve their required endpoints.

     For the full year of 2005, total R&D expenses were $39.7 million, up from $33.6 million in the full year of 2004. Higher R&D expenses in 2005 resulted from increased costs for the Company's clinical trials, as well as increased severance costs. The Company incurred charges of approximately $2.9 million relating to severance expenses resulting from its workforce reduction in July 2005.

     Selling, general and administrative (SG&A) expenses totaled $1.8 million in the fourth quarter of 2005, down from $3.5 million in the third quarter of 2005, and $2.8 million in the fourth quarter of 2004. For the full year of 2005, total SG&A expenses were $10.5 million, including severance expenses of $1.1 million, down from $12.2 million in the prior year. Reduced SG&A expenses were primarily due to a decreased number of Company employees and reduced stock-based compensation.

o Net loss for the fourth quarter of 2005 was $6.4 million. This compares to a net loss of $5.9 million in the third quarter of 2005, and $5.7 million in the fourth quarter of 2004. For the full year of 2005, net loss was $33.0 million, down slightly from a net loss of $34.0 million over the full year of 2004.

o Net loss per share applicable to common stockholders for the fourth quarter of 2005 was ($0.22), compared to a loss per common share of ($0.20) in the prior quarter and ($0.25) in the fourth quarter of 2004. For the full year of 2005, net loss per share applicable to common stockholders was ($1.20), compared to ($1.50) in the full year of 2004. Lower net loss per share in 2005 compared to 2004 was mainly attributable to an increase in the weighted average number of shares outstanding due to the Company's private placement of common stock in the second quarter of 2005.

     Per share figures were computed on the basis of an average of 29.7 million shares outstanding in the fourth quarter of 2005, 29.6 million shares outstanding in the third quarter of 2005, and 22.7 million shares outstanding in the fourth quarter of 2004. Per share figures for the full year of 2005 were computed based on an average of 27.4 million shares outstanding, and 22.7 million shares outstanding for the full year of 2004.

o Cash and marketable securities decreased by $5.9 million during the fourth quarter. Changes were composed of $6.7 million of operating losses, and $0.2 million in loan payments; offset by $1.0 million for non-cash expenses and other items.

o The Balance Sheet at the end of the fourth quarter of 2005 reflected $29.0 million of unrestricted cash, cash equivalents and marketable securities, compared to $34.9 million as of September 30, 2005, and $30.1 million as of December 31, 2004.

FINANCIAL GUIDANCE
------------------

Advancis anticipates that its current funds, together with expected sales of existing Keflex products, will be sufficient to support its currently planned operations through 2006 and into the first quarter of 2007. Given suitable market conditions and favorable financing terms, the Company may consider raising additional capital during 2006.

Total revenue for 2006 is expected to be approximately $5 million, resulting from sales of currently-approved Keflex products. This forecast assumes no revenue contribution from any potential new Keflex products currently under FDA review. If and/or when any such new products may be approved for marketing, the Company will provide updated revenue guidance at that time.

Net loss for the year is expected to be between $30 million and $35 million, or approximately $1.00 to $1.20 per diluted common share. Non-cash charges for 2006, consisting primarily of stock-based compensation expenses and depreciation and amortization, are expected to be approximately $7 million. These forecasts include an estimated $3 million non-cash impact from expensing of stock options under SFAS 123R.

CONFERENCE CALL
---------------

The Company has scheduled a conference call for today, Thursday, February 9, 2006 at 10:30 AM ET. During the call, Dr. Edward Rudnic, president and CEO, and Robert Low, vice president, finance and acting CFO, will discuss quarterly results and other corporate activities. Investors can call 1-800-813-8504 (domestic) and 1-706-643-7752 (international) prior to the 10:30 AM start time and ask for the Advancis Pharmaceutical conference call hosted by Dr. Rudnic. A replay of the call will be available on February 9, 2006 beginning at 12:30 PM ET and will be accessible until Thursday, February 16, 2006 at 5:00 PM ET. The replay call-in number is 1-800-642-1687 for domestic callers and 1-706-645-9291 for international callers. The access number is 4594709.

The conference call will also be broadcast simultaneously on the Company's website, www.advancispharm.com. Investors should click on the Investor Relations tab and are advised to go to the website at least 15 minutes early to register, download, and install any necessary audio software. The call will also be archived on the Advancis website.

ABOUT ADVANCIS PHARMACEUTICAL CORPORATION:
------------------------------------------

Advancis Pharmaceutical Corporation (NASDAQ: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or "pulses," are killed more efficiently and effectively than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYSTM. By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit www.advancispharm.com.

ABOUT KEFLEX:
-------------

Keflex(R) (cephalexin capsules, USP) is a first-generation cephalosporin antibiotic shown to be active against strains of both gram-positive and gram-negative aerobes in vitro and in clinical infections. Keflex is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on Keflex and prescribing information are available at www.advancispharm.com/products/keflex.

This announcement contains historical financial information as of and for the years and three-month periods ended December 31, 2005 and December 31, 2004 that is unaudited (except for the information as of and for the year ended December 31, 2004), and Advancis assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited annual financial information is subject to audit by independent accountants on an annual basis following the close of each calendar year. Such an audit is currently ongoing and the unaudited information presented in this announcement as of and for the year ended December 31, 2005 is subject to adjustment based on the results of the audit. Accordingly, the financial information that will be reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 may vary from the financial information presented in this announcement. In addition, in compliance with Section 404 of the Sarbanes- Oxley Act of 2002, management is in the process of reviewing the Company's internal control over financial reporting and the Company's external auditor is in the process of evaluating management's assessment. There can be no assurance that all such internal controls will be free of all deficiencies or that any such deficiencies will not rise to the level of a significant deficiency or material weakness.

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis' current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, "believe," "expect," "intend," "anticipate," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements about the Company's product development and commercialization schedule, including, particularly, future plans with respect to its Amoxicillin PULSYS products; any statements regarding expected milestone or expense reimbursement payments; Dr. Rudnic's comments and expectations concerning the Company; the Company's initiatives to develop improved antibiotics; the Company's existing and anticipated collaborative agreements; and any financial forecasts and projections for the full year of 2006 and thereafter included under the Financial Guidance section of this announcement.

The actual results realized by Advancis could differ materially from these forward-looking statements, depending in particular upon the risks and uncertainties described in the Company's filings with the Securities and Exchange Commission. These include, without limitation, risks and uncertainties relating to the Company's financial results and the ability of the Company to
(1) reach profitability, (2) prove that the preliminary findings for its product candidates are valid, (3) receive required regulatory approvals, (4) successfully conduct clinical trials in a timely manner, including its ongoing Amoxicillin PULSYS Phase III trial, (5) establish its competitive position for its products, (6) develop and commercialize products that are superior to existing or newly developed competitor products, (7) develop products without any defects, (8) have sufficient capital resources to fund its operations, (9) protect its intellectual property rights and patents, (10) implement its sales and marketing strategy, (11) successfully attract and retain collaborative partners, (12) successfully develop, receive regulatory approval, and commercialize any new Keflex products, and (13) retain its senior management and other personnel. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

                                      ####

                       ADVANCIS PHARMACEUTICAL CORPORATION

                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                          Three Months Ended December 31,        Year Ended December 31,
                                          -------------------------------    ------------------------------
                                               2005              2004             2005             2004
                                          --------------    -------------    -------------    -------------
Revenues:
  Product sales                            $   1,618,882    $   1,263,987    $   4,809,222    $   2,396,500
  Contract revenue                                     -        3,854,167        4,027,778        5,347,223
  Reimbursement of development costs                   -        1,999,184        8,010,690        3,614,309
                                           -------------    -------------    -------------    -------------
    Total revenue                              1,618,882        7,117,338       16,847,690       11,358,032
                                           -------------    -------------    -------------    -------------

Cost and expenses:
  Cost of product sales                          295,678           90,926          562,009          169,854
  Research and development                     6,268,105       10,010,692       39,729,441       33,642,930
  Selling, general and administrative          1,769,835        2,826,683       10,515,302       12,219,409
                                           -------------    -------------    -------------    -------------
    Total expenses                             8,333,618       12,928,301       50,806,752       46,032,193
                                           -------------    -------------    -------------    -------------

Loss from operations                          (6,714,736)      (5,810,963)     (33,959,062)     (34,674,161)

Interest income                                  319,187          174,144        1,075,084          793,818
Interest expense                                 (27,645)         (28,861)        (120,891)        (124,370)
Other income                                      16,292                -           16,292                -
                                           -------------    -------------    -------------    -------------
Net loss                                   $  (6,406,902)   $  (5,665,680)   $ (32,988,577)   $ (34,004,713)
                                           =============    =============    =============    =============
Basic and diluted net loss per
 share applicable to common
 stockholders                              $       (0.22)   $       (0.25)   $       (1.20)   $       (1.50)
                                           =============    =============    =============    =============
Shares used in calculation of
 basic and diluted net loss
 per share                                    29,688,121       22,696,258       27,421,516       22,684,410
                                           =============    =============    =============    =============

                       ADVANCIS PHARMACEUTICAL CORPORATION

                                 BALANCE SHEETS
                                   (UNAUDITED)

                                                    December 31, 2005    December 31, 2004
                                                    -----------------    -----------------
ASSETS
  Current assets:
    Cash and cash equivalents                       $      17,716,313    $      10,395,757
    Marketable securities                                  11,314,090           19,656,180
    Accounts receivable, net                                  756,764              350,116
    Inventories, net                                          219,451              179,738
    Prepaid expenses and other current assets                 797,253            1,044,389
                                                    -----------------    -----------------
      Total current assets                                 30,803,871           31,626,180
                                                    -----------------    -----------------

  Property and equipment, net                              14,450,627           16,524,342
  Restricted cash                                           1,911,915            1,913,314
  Deposits                                                    884,312              264,125
  Notes receivable                                            121,500              121,500
  Intangible assets, net                                    9,535,003           10,692,679
                                                    -----------------    -----------------
      Total assets                                  $      57,707,228    $      61,142,140
                                                    =================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                                $       1,686,487    $       3,886,563
    Accrued expenses and advances                           8,307,125            4,305,115
    Lines of credit - current portion                         895,204            1,009,975
    Deferred contract revenue                                       -            2,552,357
                                                    -----------------    -----------------
      Total current liabilities                            10,888,816           11,754,010

  Lines of credit - noncurrent portion                        597,208            1,492,412
  Note payable                                                 75,000               75,000
  Deferred contract revenue                                11,625,000            6,861,111
  Deferred rent and credit on lease concession              1,268,857            1,221,228
                                                    -----------------    -----------------
      Total liabilities                                    24,454,881           21,403,761
                                                    -----------------    -----------------

  Stockholders' equity:
    Preferred stock, undesignated                                   -                    -
    Common stock, par value                                   297,652              227,067
    Capital in excess of par value                        144,676,549          120,315,949
    Deferred stock-based compensation                        (623,051)          (2,607,247)
    Accumulated deficit                                  (111,095,308)         (78,106,731)
    Accumulated other comprehensive income (loss)              (3,495)             (90,659)
                                                    -----------------    -----------------
      Total stockholders' equity                           33,252,347           39,738,379
                                                    -----------------    -----------------

      Total liabilities and stockholders' equity    $      57,707,228    $      61,142,140
                                                    =================    =================

Note: Certain reclassifications have been made to prior period balances in order to conform to the current period's presentation.

                       ADVANCIS PHARMACEUTICAL CORPORATION

                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                         Year Ended December 31,
                                                                     ------------------------------
                                                                         2005             2004
                                                                     -------------    -------------
Cash flows from operating activities:
  Net loss                                                           $ (32,988,577)   $ (34,004,713)
  Adjustments to reconcile net income to net cash used
    in operating activities:
    Depreciation and amortization                                        4,044,419        2,714,341
    Stock-based compensation                                               535,786        3,653,257
    Deferred rent and credit on lease concession                            47,629          453,469
    Amortization of premium on marketable securities                       253,483        1,297,947
    Gain on disposal of fixed assets                                       (16,292)               -
    Changes in:
      Accounts receivable                                                 (406,648)       2,649,884
      Inventories                                                          (39,713)        (179,738)
      Prepaid expenses and other current assets                            247,136           83,075
      Deposits other than on property and equipment                        (62,394)         (49,142)
      Accounts payable                                                  (2,200,076)       1,202,850
      Accrued expenses and advances                                      3,483,910        1,653,637
      Deferred contract revenue                                          2,211,532        5,038,468
                                                                     -------------    -------------
        Net cash used in operating activities                          (24,889,805)     (15,486,665)
                                                                     -------------    -------------

Cash flows from investing activities:
  Purchase of Keflex intangible assets                                           -      (11,205,517)
  Advance payment for potential sale of Keflex intangible assets         1,000,000                -
  Purchase of marketable securities                                    (15,029,229)     (25,918,898)
  Sale of marketable securities                                         23,205,000       32,500,364
  Purchases of property and equipment                                   (1,365,088)      (6,200,677)
  Deposits on property and equipment                                      (557,793)        (759,638)
  Proceeds from sale of fixed assets                                       111,163                -
  Restricted cash                                                            1,399         (136,745)
                                                                     -------------    -------------
        Net cash provided by (used in) investing activities              7,365,452      (11,721,111)
                                                                     -------------    -------------

Cash flows from financing activities:
  Proceeds from lines of credit                                                  -        1,389,396
  Payments on lines of credit                                           (1,009,975)      (1,252,597)
  Proceeds from private placement of common stock,
    net of issuance expenses                                            25,754,389                -
  Proceeds from exercise of common stock options                           100,495           16,244
                                                                     -------------    -------------
        Net cash provided by financing activities                       24,844,909          153,043
                                                                     -------------    -------------

Net increase (decrease) in cash and cash equivalents                     7,320,556      (27,054,733)

Cash and cash equivalents, beginning of period                          10,395,757       37,450,490
                                                                     -------------    -------------
Cash and cash equivalents, end of period                             $  17,716,313    $  10,395,757
                                                                     =============    =============

Note: Certain reclassifications have been made to prior period balances in order to conform to the current period's presentation.